Exhibit 99.1
FOR IMMEDIATE RELEASE
June 2, 2008
FOR ADDITIONAL INFORMATION

Media	Investors
Tom Cuddy	Randy Hulen
Director, Communications	Director, Investor Relations
(219) 647-5581	(219) 647-5688
tcuddy@nisource.com	rghulen@nisource.com
Stephen P. Smith to become NiSource Chief Financial Officer
Energy industry financial and business leader to rejoin company
MERRILLVILLE, Ind. – NiSource Inc. (NYSE: NI) today announced that Stephen P. Smith joined the company as its new Executive Vice President on June 1 and will assume the role of Chief Financial Officer in early August, 2008. Smith’s responsibilities will include all NiSource Corporate Finance, Treasury, Accounting, Corporate Tax, Financial Planning and Corporate Planning functions.
“We are very pleased that Steve Smith will be rejoining NiSource in the role of Chief Financial Officer,” said Ian Rolland, Chairman of the Board of Directors of NiSource. “Steve not only is a senior financial executive with extensive energy industry experience, but he also has a proven leadership track record across a broad range of business functions. Steve will be a fine addition to the strong management team Bob Skaggs has assembled at NiSource.”
NiSource President and CEO Robert C. Skaggs, Jr. added, “Steve is joining NiSource at a pivotal point in our company’s history. Clearly, our ability to execute on our ambitious investment driven growth plan is premised on maintaining a strong financial footing and having continued access to competitively priced capital. Working with our business unit leaders and the other members of the NiSource senior executive team, Steve will play a key leadership role as we execute our Path Forward strategy.”
On May 13, 2008, NiSource Executive Vice President and Chief Financial Officer Michael W. O’Donnell announced his plan to retire from the company in 2009 and to step down from his CFO role later this year. Effective with Steve Smith assuming the CFO position in August, O’Donnell will serve in an executive vice president role reporting to Skaggs, focusing on a number of ongoing projects and business activities for NiSource.
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NiSource Inc

Smith most recently served as senior vice president of Shared Services for American Electric Power Co., one of the nation’s largest electric utilities, where he had responsibility for Business Logistics, Human Resources, Information Technology and Telecommunications. From 2003 to 2007, he was senior vice president and treasurer for AEP, overseeing Accounting, Budgeting, Planning, Risk Management, Strategy, Tax and Treasury functions.
Before joining AEP, Smith served in a progression of finance and executive leadership roles at Columbia Energy Group and NiSource, culminating in the role of president and chief operating officer of NiSource Corporate Services Co. In that role, he managed NiSource’s shared services functions and oversaw the integration of corporate functions following the NiSource-Columbia Energy Group merger. Prior to the merger, Smith was senior vice president and deputy chief financial officer for Columbia Energy Group, where he had responsibility for Accounting, Planning, Risk Management, Tax and Treasury functions. Prior to that role, Smith served as senior vice president and chief financial officer for Columbia Gas Transmission Corp.
Smith earned a Master of Business Administration degree from the University Of Chicago Graduate School Of Business and a Bachelor of Science degree in Petroleum Engineering from the Colorado School of Mines. He also serves as a Director and Audit Committee member of Natural Resource Partners, L. P. a publicly traded master limited partnership engaged in owning and managing coal properties in Appalachia, the Illinois Basin and the Powder River Basin regions of the United States.
About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of NiSource and its management. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that the forward-looking statements in this presentation are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource’s businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource has no control; the success of NiSource’s restructuring of its outsourcing agreement; actual operating experience of NiSource assets; the regulatory process; regulatory and legislative changes; changes in general economic, capital and commodity market conditions; and counter-party credit risk.
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